Exhibit 99.1

MYREXIS APPOINTS NEW EXECUTIVE MANAGEMENT TEAM IN ALIGNMENT WITH STRATEGIC INITIATIVES

BOARD NAMES RICHARD B. BREWER PRESIDENT AND CEO AND DAVID W. GRYSKA COO

SALT LAKE CITY, May 11, 2012 – Myrexis, Inc. (Nasdaq: MYRX) announced today that its Board of Directors has appointed Richard B. Brewer as President and Chief Executive Officer, and David W. Gryska as Chief Operating Officer, effective today, May 11, 2012. In addition, both Mr. Brewer and Mr. Gryska have been appointed to Myrexis’ Board of Directors.

Mr. Brewer is the former Chief Executive Officer of Scios, Inc. and has served as Chairman of several biotechnology companies. Mr. Gryska is the former Senior Vice President and Chief Financial Officer of Celgene Corporation.

Mr. Brewer and Mr. Gryska are an integral part of Myrexis’ new strategic direction. Mr. Brewer and Mr. Gryska collectively have an extensive track record of commercializing, acquiring and marketing pharmaceutical products throughout their careers at companies including Genentech, Celgene, Scios, Dendreon and several other life science organizations. Mr. Brewer and Mr. Gryska worked together as CEO and CFO, respectively, at Scios, before ultimately selling the business to Johnson & Johnson for $2.5 billion in 2003.

Gerald Belle, Chairman of Myrexis, stated, “The Board of Directors has been evaluating alternatives to increase shareholder value following our decision in February to suspend development activities on the Company’s preclinical and clinical programs. Through this evaluation process, we made a decision to pursue the acquisition of one or more commercial stage assets. To accomplish this goal, we were fortunate to attract these talented executives with a depth of experience in biopharma and a proven track record of executing value-driving transactions.”

Mr. Brewer and Mr. Gryska will work closely with the Board and Myrexis’ financial advisor Stifel Nicolaus Weisel to implement the Company’s new strategy.

“Dave and I are pleased to join Myrexis,” said Dick Brewer, Myrexis’ incoming CEO. “We expect to move ahead expeditiously to identify, evaluate, and acquire appropriate commercial-stage assets. Together we bring significant financial and operational expertise that we plan to leverage in our commitment to building value for Myrexis’ shareholders.”

In connection with these management changes, Robert J. Lollini has stepped down as President and Chief Executive Officer and will continue on Myrexis’ Board for a transition period through November 15, 2012. Andrea Kendell will remain Chief Financial Officer of Myrexis. The Company has completed the termination of its clinical and preclinical programs and is active in discussions to out-license these assets. At March 31, 2012, Myrexis had 30 employees and expects to have approximately 10 employees remaining in Salt Lake City at the end of its fiscal year June 30, 2012, as well as a corporate presence in Northern California.

Mr. Belle remarked, “We would like to thank Bob Lollini for his dedicated service to Myrexis, both as CFO and CEO, and we appreciate his willingness to assist in the transition.”

Richard B. Brewer

From September 1998 until February 2004, Mr. Brewer served as Chief Executive Officer and President of Scios Inc., a biopharmaceutical company where he, together with Mr. Gryska, led the transaction effort for the successful sale of the company to Johnson & Johnson for $2.5 billion in February 2003. He has served as a director of Dendreon Corporation since 2004 and was Chairman of Dendreon’s Board of Directors from June 2004 to January 2012. In addition, since 2009, Mr. Brewer has served as the Chairman of the Board of Directors of Arca Biopharma, Inc. and served as its President and Chief Executive Officer from 2006 to 2009. Mr. Brewer has been the Executive Chairman of Nile Therapeutics, Inc., a biopharmaceutical company, since July 2010. Mr. Brewer is a director of SRI International, an independent, non-profit research group, and an advisory board member at the Kellogg Graduate School of Management Center for Biotechnology at Northwestern University. Mr. Brewer holds a B.S. from Virginia Polytechnic Institute and an M.B.A. from Northwestern University.

David W. Gryska

From December 2006 to October 2010, Mr. Gryska was Senior Vice President and Chief Financial Officer of Celgene Corporation. Previously, from October 2004 to December 2006, he was a principal at Strategic Consulting Group, where he provided strategic consulting to early-stage biotechnology companies. From 1998 to 2004, Mr. Gryska was Senior Vice President and Chief Financial Officer at Scios, Inc., a biopharmaceutical company, where he, together with Mr. Brewer, led the transaction effort for the successful sale of the company to Johnson & Johnson for $2.5 billion in February 2003. Mr. Gryska also serves on the Board of Directors of Seattle Genetics, Inc. and Hyperion Therapeutics. He holds a B.A. in accounting and finance from Loyola University and an M.B.A. from Golden Gate University.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These “forward-looking statements” are based on the Board and incoming management’s current expectations and include statements regarding the Board’s decision to pursue the acquisition of one or more commercial assets, the expectation to move forward expeditiously to identify, evaluate and acquire appropriate assets, the potential timing and outcome of such initiatives, and the goal of building shareholder value. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties regarding management’s ability to identify appropriate commercial assets, the inherent limitations and risks associated with evaluating such assets, uncertainties regarding the Company’s ability to consummate any such acquisitions, and the financial, operational and business risks involved in any such acquisitions, if consummated, which could result in a failure to achieve increased shareholder value at any particular time, or at all. These statements are also subject to the factors discussed under the heading “Risk Factors” contained in Myrexis’ Form 10-K, for the year ended June 30, 2011, which was filed with the Securities and Exchange Commission on September 13, 2011, as well as any updates to those risk factors filed from time to time in Myrexis’ Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. All information in this press release is as of the date of the release, and Myrexis undertakes no duty to update this information unless required by law.

Contact:

Myrexis

Andrea Kendell

Chief Financial Officer

(801) 214-7879

investor.relations@myrexis.com

The Ruth Group (on behalf of Myrexis)

Carol Ruth (investors)

(646) 536-7004

cruth@theruthgroup.com

Victoria Aguiar (media)

(646) 536-7013

vaguiar@theruthgroup.com

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